Exhibit 99.1

Corporate Communications • 10001 Six Pines Drive • The Woodlands, Texas 77380 • www.cpchem.com

Contact: Stan Sehested

Chevron Phillips Chemical Company LP

Phone: 832.813.4151

E-mail: sehessd@cpchem.com

FOR IMMEDIATE RELEASE

New CEO Elected to Chevron Phillips Chemical Company LLC

THE WOODLANDS, Texas (February 13, 2006) – The board of directors of Chevron Phillips Chemical Company LLC has elected Raymond I. Wilcox as President and CEO of the company effective April 1, 2006.

Mr. Wilcox, 59, currently serves as Vice President of Chevron Corporation and President of Chevron North America Exploration and Production Company, headquartered in Houston, Texas.  In his current role, Mr. Wilcox is responsible for managing Chevron’s oil and gas exploration and production activities and its resource base in North America.  Mr. Wilcox has previously served as an executive with Chevron in both domestic and international roles and in upstream and downstream segments of the energy business.  He is a native of Connecticut and graduated cum laude from the University of Michigan in 1968, with a bachelor’s degree in mechanical engineering.  He is also an alumnus of the 1994 London Business School Senior Executive Program.

James L. Gallogly, 53, the company’s current President and CEO, will rejoin ConocoPhillips as Executive Vice President, Refining, Marketing and Transportation (RM&T), also effective April 1, 2006.  Mr. Gallogly previously served as Senior Vice President, Chemicals of Phillips Petroleum Company (now ConocoPhillips) before joining Chevron Phillips Chemical Company LLC as its inaugural President.

About Chevron Phillips Chemical Company LLC

Chevron Phillips Chemical Company LLC with its affiliates is one of the world’s top producers of olefins and polyolefins and a leading supplier of aromatics, alpha olefins, styrenics, specialty chemicals, piping and proprietary plastics.  The company produces chemicals that are essential to manufacturing over 70,000 consumer and industrial products.  It has assets of almost $7 billion and is owned equally by Chevron Corporation and ConocoPhillips.  For more information about Chevron Phillips Chemical, visit www.cpchem.com.